UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

SARDAR BIGLARI

MILENA ALBERTI-PEREZ

MICHAEL W. GOODWIN

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the 2024 annual meeting of shareholders (the “Annual Meeting”) of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”).

On November 12, 2024, Biglari issued the following press release:

Independent Proxy Advisory Firms ISS and Glass Lewis Agree Biglari Capital Has Made Compelling Case for Change at Cracker Barrel

Glass Lewis Recommends that Shareholders Vote FOR Two of Biglari Capital's Nominees and ISS Recommends Shareholders Vote FOR One of Biglari Capital's Nominees

Incumbent Directors Carl Berquist and Meg Crofton Have Overseen Observably Poor Performance and Significant Shareholder Value Destruction

ISS and Glass Lewis Both Cite Substantial Analyst Concern Over the Company's Costly Transformation Plan

Biglari Capital Urges Shareholders to Vote the GOLD Proxy Card for All Three of Its Director Nominees.

San Antonio, TX, Nov. 12, 2024 /PRNewswire/ -- Biglari Capital Corp. today issued the following news release.

Dear Shareholders of Cracker Barrel Old Country Store Inc. ("Cracker Barrel" or the "Company"):

Cracker Barrel is at a pivotal moment. Under the leadership of the current Board of Directors (the "Board"), Cracker Barrel has suffered for years from strategic missteps, capital misallocation, and significant shareholder value destruction.

In separate reports published on November 8, 2024, Glass Lewis and Institutional Shareholder Services ("ISS"), two independent proxy advisory firms, concluded that Biglari Capital Corp. ("Biglari Capital," "we" or "our") have made the case for change at Cracker Barrel.

ISS did not mince words in its report, advising that, "Shareholders that intend to vote their shares at this upcoming meeting are not able to take a 'wait and see' approach, but instead must reach a judgment now about whether the current state of affairs of the company merits immediate change at the board level. In light of the factors covered by this analysis, the dissident has made the case for change."1

In its report, Glass Lewis recommended shareholders use our GOLD proxy card to support Milena Alberti-Perez and  withhold their votes on Meg Crofton. Unlike ISS, Glass Lewis recognized the benefit of having Ms. Alberti-Perez on the Board, stating:2

"Given the specific concerns identified here, we take the view that Ms. Alberti-Perez offers prospectively critical financial and capital allocation expertise, and has, in connection with her May 2023 appointment to the board of Pitney Bowes following a campaign by Hestia Capital, contributed to significant improvements in shareholder value (i.e. Pitney Bowes TSR +168.6% between May 8, 2023 and November 5, 2024, versus a 42.3% total gross return for the Russell 3000 Index over the same period). We believe the addition of Ms. Alberti-Perez's skill set, including an apparent ability to work constructively with other board members in the immediate wake of a contested solicitation, would represent a promising turn relative to the status quo."3

Also, unlike ISS, Glass Lewis wasn't fooled by Cracker Barrel's assertions, as they unequivocally stated:

"….the Cracker Barrel board asserts that Ms. Alberti-Perez's financial skills are inferior to those of Mr. Berquist, a position we consider rather tenuous, given the Company's manifest inability to translate major capital investments into improved operational positioning and increased shareholder value during the latter's service on the board;"

"the board highlights Ms. Crofton's director service at Tupperware in support of her consumer products/industry experience, but does not acknowledge that during her nearly eight-year board tenure, Tupperware's shares lost 94.7% of their value on a dividend adjusted basis, with the firm initiating Chapter 11 proceedings in September 2024;"

"the board's assertion that Ms. Alberti-Perez's financial turnaround expertise is not relevant for a firm poised to embark on a major, high-cost and, to date, skeptically received transformation program following years of overt underperformance and poorly executed capital-intensive initiatives is, in our view, questionable.

We urge all Cracker Barrel shareholders to protect their investment in Cracker Barrel by voting the GOLD proxy card for all three Biglari Capital nominees: Sardar Biglari, Milena Alberti-Perez, and Michael Goodwin.

The Current Board Has Overseen Unacceptably Poor Performance

As ISS notes, "the company has posted negative TSR [total shareholder return] for the three- and five-year periods ending on the unaffected date, and since the company announced the hiring of its current CEO on July 18, 2023…. It is not possible to describe this performance as anything but unacceptable."

Glass Lewis similarly observes that, "Cracker Barrel's recent historical metrics are, by any reasonable standard, observably poor," and that, "none of the observed current operational metrics suggest Cracker Barrel is performing well against its chosen peer set."

Long-Serving Incumbent Directors Carl Berquist and Meg Crofton Should Be Held Accountable for the Failure of the Board to Address Cracker Barrel's Problems

A board that has failed for so long to effect a turnaround must be held accountable by its shareholders. For that we look to the two longest-serving incumbent directors, Carl Berquist and Meg Crofton. ISS writes that, "it is clear that the two targeted incumbents have had the longest time horizon with which to gauge the company's previous peer-matching performance against its subsequent stumbles, and to take appropriate action."

Glass Lewis draws attention to "the fact that the Company's performance since the respective appointments of Mr. Berquist and Ms. Crofton has been exceptionally substandard. In these regards, we believe investors have cause to scrutinize the board's determination to raise concern about theoretical trading consequences associated with the Dissident's minority slate campaign while functionally circumnavigating the very real and unambiguous declines observed during these two director's tenures."

Glass Lewis further says that "Cracker Barrel investors have seen significant regression in operational performance and competitive positioning over the last several years, with concurrent deterioration in trading values and associated valuation metrics. To date, these and other quantitative touchpoints remain largely unaddressed by the incumbent board, beyond brief and broad acknowledgment of 'post-pandemic challenges and underperformance'. All other factors held equal and with reference to the metrics noted above, we do not consider the Company's response demonstrates suitably thorough recognition of the scale of Cracker Barrel's decline, including during longer periods directly overseen by the directors targeted here."

Regarding the specific qualifications of the targeted incumbent directors, Glass Lewis says that neither director offers, "what we would consider to be material, direct restaurant expertise external to their service on the Cracker Barrel board, and their respective tenures as executives of hospitality/retail firms each ended nearly a decade ago."

We Believe the Cracker Barrel Board Needs Fresh Perspectives and Relevant Experience Before It Wastes $700 Million of Shareholder Money on a Dubious "Transformation Plan"

ISS and Glass Lewis share our concerns regarding the Company's "three-year transformation plan," with ISS noting that "the analyst community does not expect the company's plan to meet its financial objectives." Glass Lewis also cites the "considerable skepticism" of analysts,  stating that their estimates imply a "substantial" level of doubt and a "very limited buy-in". The extensive list of concerns Glass Lewis raises regarding the plan include the Company's reliance on just two test remodels; the inability of the Board to provide "substantive insight into the 'data-driven review' which gave rise to the current program;" and the absence of any specific metrics detailing the early progress of the plan.

Responding to the Company's recent statements that some material portion of the outlay would be utilized to address "necessary updates that fell behind due to the pandemic and supply chain issues," Glass Lewis identifies what it calls, "an optical conflict between the suggestion that the current board, including the longer tenured members targeted by Biglari here, allowed the Company to 'fall behind' on critical maintenance capex for multiple years (notably, while messaging to investors in 1Q22 that the Company had adequate funds to return capital and invest in stores), but is also well positioned to undertake a 'disciplined approach' to the current program."

Glass Lewis concludes that "there is adequate cause to conclude the Cracker Barrel board would, at this particularly critical juncture, benefit from additional oversight capacity expressly centered on capital allocation… [and] Ms. Crofton, as the longest serving Cracker Barrel director and a member with relatively limited finance and capital allocation expertise, represents the most suitable incumbent director for investors to hold accountable here."

NOW is the Time to Protect Your Investment by Voting for All Three of Biglari Capital's Nominees on the GOLD Proxy Card

Glass Lewis writes that, "Cracker Barrel would — based on trailing performance and execution, and clear uncertainty regarding the touchstones and trajectory of management's high-consequence transformation plan — benefit from an incremental reconstitution of the board's longer-serving membership."

In its conclusion, ISS says that, "the market has determined that the company's shares were worth less than at any close in nearly 15 years, the company's TSR has significantly underperformed its peer median for all customarily measured periods, and analyst consensus is that the company's transformation plan, which involves capital expenditures of well over half the company's market capitalization, is not expected to achieve stated sales or profitability goals"—thus demonstrating the urgent need for change.

To help reverse Cracker Barrel's downward trajectory, Biglari Capital has nominated a slate of proven leaders:

•	Sardar Biglari: a turnaround expert with a track record of creating shareholder value at Steak 'n Shake and Biglari Holdings.
•	Milena Alberti-Perez: a financial expert with a history of capital allocation and shareholder value creation.
•	Michael Goodwin: an accomplished technology leader who brings modern insights to the boardroom.

Glass Lewis writes specifically regarding Ms. Alberti-Perez that she "offers prospectively critical financial and capital allocation expertise, and has, in connection with her May 2023 appointment to the board of Pitney Bowes following a campaign by Hestia Capital, contributed to significant improvements in shareholder value." Glass Lewis further notes that, "her election would be in place of one of the Company's two longest serving board members, neither of which we believe has a compelling track record of preserving and enhancing value during their service on the Cracker Barrel board."

Glass Lewis also notes Mr. Biglari's "recent success in driving improved performance at Biglari Holdings (including superior shareholder returns relative to Cracker Barrel and improved profitability at Steak 'n Shake)" and acknowledges that the balance of the proposals he has publicly advanced for Cracker Barrel (e.g. a possible divestiture of Maple Street Biscuit Company, a pause on new store openings, a review of unit economics among Cracker Barrel's existing stores and a restoration of higher dividends only after addressing operational failings), "does not appear to be unreasonable in the context of challenges presently faced by the Company."

This may be the last time shareholders will have the opportunity to protect their investment. We have had a 13-year investment in the stock, and our prior predictions proved correct. We firmly believe if Biglari Capital nominees are not elected to the Board now, there is a high-risk that the current strategy would result in an irreversible decline in Cracker Barrel's share price. We urge you to vote FOR all three of Biglari Capital's nominees on the GOLD proxy card.

Visit enhancecrackerbarrel.com for more information.

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1 Permission to use quotations from the ISS report was neither sought nor obtained. Emphases added.
2 Permission to use quotations from the Glass Lewis report was neither sought nor obtained. Emphases added.
3 Pitney Bowes Inc.'s share price closed at $7.50 on November 5, 2024 and has risen to $7.99 as of the close of business on November 11, 2024. Bloomberg.